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                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


(11) EARNINGS PER SHARE


The following table sets forth the computation of basic and diluted earnings per share:





                                      1997                       1996                       1995
                                      ----                       ----                       ----
                                                  IN THOUSANDS, EXCEPT SHARE PER DATA

                              Income        Shares        Income        Shares       Income         Shares
                             Numerator    Denominator    Numerator    Denominator   Numerator    Denominator
                             ---------    -----------    ---------    -----------   ---------    -----------
Basic EPS:
Net Income (Loss)               $7,986          3,210      ($5,560)         3,200        $555         3,167

Effect of dilutive:
Options and warrants                              102(1)                       52(2)                     91(3)
                                     -------------------            ----------------           ---------------

Diluted EPS:
Net Income and
Assumed conversions             $7,986          3,312      ($5,560)         3,252        $555         3,257

(1) Options to purchase 50,000 shares of common stock at a weighted average price of $24.44 per share were outstanding as of December 31, 1997, but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the shares.

(2) Options to purchase 495,900 shares of common stock at a weighted average price of $21.10 per share were outstanding as of December 31, 1996, but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the shares.

(3) Options to purchase 268,300 shares of common stock at a weighted average price of $25.19 per share were outstanding as of December 31, 1995, but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the shares.


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